CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 333-75786 of Alpine Series Trust on Form N-1A of our report dated December 18, 2006, relating to the financial statements and financial highlights of Alpine Series Trust, including Alpine Dynamic Balance Fund, Alpine Dynamic Dividend Fund, Alpine Dynamic Financial Services Fund and Alpine Dynamic Innovators Fund, appearing in the Annual Report on Form N-CSR of Alpine Series Trust for the year ended October 31, 2006, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte and Touche LLP

Milwaukee, WI
February 26, 2007